Exhibit 10.11
AMENDED AND RESTATED
EXECUTIVE APPOINTMENT AGREEMENT
This Amended and Restated Executive Appointment Agreement (the “Agreement”) is made and entered into as of February 19, 2021, by and between Coupang, Inc, a Delaware corporation (as successor to Coupang, LLC) (the “Company”) and Harold Rogers (“Executive”). This Agreement shall be effective upon the closing of the Company’s first SEC-registered underwritten offering of common stock (the “Effective Date”).
WITNESSETH:
WHEREAS, Coupang, LLC (the predecessor to the Company) and Executive previously entered into an Executive Appointment Agreement, dated October 4, 2019 (the “Prior Agreement”).
WHEREAS, Coupang, LLC (the predecessor to the Company) and Executive are also party to the following agreements: (i) an Option Award Agreement, dated January 23, 2020, and (ii) an REU Award Agreement, dated January 11, 2021 (collectively, and together with any award agreements governing any future grants of equity incentive awards by the Company to Executive (the “Equity Award Agreements”)).
WHEREAS, the Company and Executive now mutually desire to amend and restate the Prior Agreement on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the mutual promises, undertakings and covenants set forth herein, the parties hereto mutually agree as follows:
1.Duties and Scope of Appointment.
a.Appointment and Duties. The Company hereby agrees to continue to appoint Executive as Chief Administrative Officer of the Company as of the Effective Date, and Executive hereby accepts such appointment. Executive will report to the Chief Executive Officer of the Company (the “CEO”). Executive will perform such duties and responsibilities as are designated by the Company and at the direction of the CEO.
b.Performance. Executive shall perform in good faith and with a high duty of care Executive’s duties and responsibilities as set forth in this Agreement. Executive shall comply with and act in accordance with and be bound by the Company’s (and its subsidiaries’ and affiliates’, as applicable) rules and regulations, and instructions issued by the Company (or its subsidiaries or affiliates, as applicable), as they may be amended from time to time.
c.Full-Time Commitment. During Executive’s appointment with the Company, Executive shall devote substantially all of Executive’s business time, energy and skill to the affairs of the Company, and Executive shall not assume a position in any other business, profession or occupation without the express prior written consent of the CEO; provided, that Executive may upon prior written disclosure to the CEO (i) serve as a member of not more than one for-profit board of directors so long as Executive receives prior written consent of the CEO, (ii) serve in any capacity with charitable or not-for-profit enterprises so long as there is no material conflict or interference with Executive’s duties to the Company, and (iii) make passive investments where Executive is not obligated or required to, and shall not in fact, devote any managerial efforts. The Company shall have the right to limit Executive’s participation in any of the foregoing activities and

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endeavors if the CEO believes, in the CEO’s sole and exclusive discretion, that the time spent on such activities and endeavors infringes upon, or is incompatible with, Executive’s ability to perform Executive’s duties under this Agreement.
d.No Conflicting Obligations. Executive represents and warrants that Executive is under no contractual or other obligations or commitments that are inconsistent with Executive’s obligations under this Agreement, including but not limited to any restrictions that would preclude Executive from providing services to the Company. In connection with Executive’s appointment, Executive shall not use or disclose any trade secrets or other proprietary information or intellectual property in which Executive or any other person or entity has any right, title or interest, and Executive’s appointment will not infringe or violate the rights of any other person or entity. Executive confirms that Executive has not removed or taken any documents or proprietary data or materials of any kind from any other employer to the Company without written authorization from that employer.
e.Assignment. Executive agrees to continue on international assignment from the Company to Coupang Corp., pursuant to the terms of the Amended and Restated Letter of Assignment in the form attached hereto as Exhibit A (the “Letter of Assignment”), which Executive, the Company and Coupang Corp. shall enter into at the same time as this Agreement to be effective on the Effective Date of this Agreement.
2.Compensation. In consideration of the services to be performed hereunder, during the Service Period (as defined below), the Company shall provide Executive with the following compensation and benefits pursuant to the terms and conditions hereof.
a.Base Salary. The Company shall pay Executive an annual base salary of USD $450,000 per year, subject to periodic review by the board of directors of the Company (or applicable committee thereof) for potential increases (but not decreases), which amount shall be payable in accordance with the Company’s payroll practices as in effect and applicable wage payment laws, and subject to such withholdings as required by law. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.
b.Annual Retention Bonus. The Company will pay Executive an annual retention bonus of USD $100,000 (the “Retention Bonus”), which shall be paid on each anniversary of Executive’s initial appointment date with the Company (which original appointment date was January 6, 2020); provided, however, that Executive is not serving notice of resignation or termination as of the payment date, and is otherwise in continuous service at the Company. The Retention Bonus amount shall be payable in accordance with the Company’s payroll practices as in effect, and subject to such withholdings as required by law. Executive acknowledges and agrees that Executive has received, and the Company has satisfied its obligation in respect of, the first Retention Bonus payment of USD$100,000 (for the period of January 6, 2020 through January 6, 2021).
c.Incentive Compensation. Executive may be eligible for short-term or long-term incentive awards under such policies and programs as may be maintained by the Company from time to time, as determined in by the Company in its discretion.
d.Health Insurance. The Company shall provide health care benefits for Executive and Executive’s covered dependents pursuant to such health care plans as the Company or its subsidiaries may maintain from time to time, on the terms and subject to the conditions

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set forth in such plans. Nothing in this Section shall limit the Company’s or its subsidiaries’ right to change or modify or terminate any benefit plan or program as it sees fit from time to time in the normal course of business.
e.Business Expenses. Executive shall be reimbursed for Executive’s necessary and reasonable business expenses incurred in connection with the performance of Executive’s duties in accordance with the Company’s or its subsidiaries’ applicable expense reimbursement policy. Executive must promptly submit an itemized account of expenses and appropriate supporting documentation, in accordance with the Company’s generally applicable guidelines.
3.Term and Termination.
a.Executive’s appointment under this Agreement commenced as of the Effective Date, and shall terminate on the second (2nd) anniversary thereof, unless terminated earlier pursuant to Section 4(b) (the “Initial Service Period”). Unless written notice of either party’s desire to terminate this Agreement has been given to the other party at least sixty (60) days prior to the expiration of the Initial Service Period (or any renewal thereof contemplated by this sentence), the term of Executive’s appointment hereunder shall be automatically renewed for successive one-year periods (such term, including the Initial Service Period, as it may be extended, the “Service Period”).
b.(i) Either party may terminate Executive’s appointment under this Agreement and the Service Period at any time by giving the other party sixty (60) days’ prior written notice (or, in the case of the Company, by paying Base Salary in lieu of such notice); and (ii) the Company may terminate Executive’s appointment under this Agreement and the Service Period for “Cause” (as defined below) at any time without provision of notice or payment of any compensation of any kind not accrued as of the date of termination. In the event the Company elects to terminate Executive’s appointment under this Agreement and the Service Period without Cause, payment of Executive’s Base Salary during the aforementioned sixty (60) day notice period shall be subject to Executive’s timely execution of an effective release and waiver of claims in favor of the Company, its subsidiaries and affiliates (and each of their respective officers and directors) on a form provided by the Company and such release becoming irrevocable no later than sixty (60) days following the date of termination.
“Cause” shall mean any of the following reasons as determined within the sole discretion of the board of directors of the Company: (a) the commission of any act of fraud, embezzlement or willful dishonesty by Executive which adversely affects the business of the Company, its subsidiaries or affiliates; (b) any unauthorized use or disclosure by Executive of confidential information or trade secrets of the Company, its subsidiaries or affiliates; (c) the refusal or omission by Executive to perform any lawful duties properly required of Executive under this Agreement or any other written agreement between the Company, its subsidiaries or affiliates and Executive, provided that any such failure or refusal has been communicated to Executive in writing and Executive has been provided a reasonable opportunity (not to exceed 20 days) to correct it, if correction is possible; (d) any act or omission by Executive involving malfeasance or gross negligence in the performance of Executive’s duties to, or material deviation from or violation of any of the policies or directives of, the Company, its subsidiaries or affiliates; (e) conduct on the part of Executive which constitutes the breach of any statutory or common law duty of

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loyalty to the Company, its subsidiaries or affiliates; (f) any illegal act by Executive which adversely affects the business of the Company, its subsidiaries or affiliates, or any felony or misdemeanor involving moral turpitude committed by Executive, as evidenced by conviction thereof (or a plea of guilty or nolo contendere thereto); or (g) any other reason constituting justifiable grounds for termination under the laws of the Republic of Korea, including the Commercial Act.
c.In the event that Executive’s appointment under this Agreement and the Service Period terminates for any reason, Executive shall be entitled to (i) any accrued but unpaid Base Salary through the date of termination, payable on the next regularly scheduled payroll date following such termination (or such earlier or later date as may be required by applicable law), (ii) any unreimbursed business expenses incurred through the date of termination, in accordance with Section 2(e), and (iii) any accrued and vested benefits under the Company’s employee benefit plans, in accordance with the terms and conditions of such plans. Executive will be eligible to participate in the Company’s Executive Severance Policy as may be in effect and/or amended and/or restated from time to time in accordance with its terms.
d.In the event of termination of Executive’s appointment under this Agreement and the Service Period, Executive hereby agrees to resign from all positions that Executive holds with the Company and any of its subsidiaries or affiliates.
e.In the event of termination of Executive’s appointment under this Agreement and the Service Period, Executive hereby agrees to assist and cooperate with the Company in executing any and all termination procedures and Executive agrees and acknowledges that Executive will not make a claim for any wages, commissions, bonuses, payments or remuneration of any kind, other than that specifically provided for in this Agreement.
4.Successors. The terms of this Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business or assets that becomes bound by this Agreement.
5.Non-Solicitation of Staff; Non-Disparagement.
a.Executive covenants and agrees with the Company that during Executive’s service with the Company and for a period of one (1) year following the termination of Executive’s service for any reason, Executive will not, whether for Executive’s own account or in conjunction with or on behalf of any other Person (as defined below), directly or indirectly solicit or entice away from the Company, its parent, subsidiaries or any of their respective affiliates any individual who is an employee, director, or officer of the Company, its parent, subsidiaries or any of their respective affiliates and with whom Executive has had business dealings during the course of Executive’s service with the Company, its parent, subsidiaries or affiliates whether or not any such Person would commit a breach of contract by reason of Executive’s leaving service. A “Person” means any individual, entity, association, or governmental body.
b.Executive covenants and agrees with the Company that during Executive’s service with the Company, its parent, subsidiaries and their respective affiliates and thereafter, Executive shall not disclose or cause to be disclosed any negative, adverse or derogatory

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comments or information about (i) the Company and its parent, affiliates or subsidiaries, if any; (ii) any product or service provided by the Company and its parent, affiliates or subsidiaries, if any; or (iii) the Company’s and its parents, affiliates’ or subsidiaries’ prospects for the future. Nothing in this Section shall prohibit Executive from (v) testifying truthfully in any legal or administrative proceeding or otherwise truthfully responding to any other request for information or testimony that Executive is legally required to respond to, (w) making any truthful statement to the extent necessary to rebut any untrue public statements made by another party, (x) making any legally required disclosures, and /or discussing any of the above with the Company’s legal advisors or Executive’s legal advisors on a confidential basis, or (y) making any statement as part of or in any arbitration or court proceeding that involves Executive, on the one hand, and /or any of the Company or any of its affiliates, on the other hand.
6.Confidentiality, Non-Competition and Invention Assignment Agreement. Executive covenants and agrees that as a condition of Executive’s continued service with the Company, Executive will execute the Company’s Confidentiality, Non-Competition and Invention Assignment Agreement (the “CNIAA”) in the form attached hereto as Exhibit B. Such agreement restricts Executive’s future flexibility, and its restrictions are in addition to and in no way subtract from the restrictions imposed on Executive by this Agreement.
7.Restrictive Covenants. Executive declares that the restrictions set forth or referenced above are reasonable and necessary for the adequate protection of the business and goodwill of the Company and its affiliates. Each of the restrictions set forth or referenced above shall be construed as a separate and independent restriction and if one or more of the restrictions (or any part of them) is found to be void or unenforceable, the validity of the remaining restrictions shall not be affected.
If any of the restrictions set forth or referenced in this Agreement shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope, or other provisions hereof to make the restriction consistent with applicable law, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby. In the event that Executive breaches any of the promises contained or referenced in this Agreement, Executive acknowledges that the Company’s remedy at law for damages will be inadequate and that the Company may be entitled to specific performance, a temporary restraining order or preliminary injunction to prevent Executive’s prospective or continuing breach and to maintain the status quo. The existence of this right to injunctive relief, or other equitable relief, or the Company’s exercise of any of these rights, shall not limit any other rights or remedies the Company may have in law or in equity, including, without limitation, the right to arbitration contained in Section 16 hereof and the right to compensatory and monetary damages. Executive and the Company here by agree to waive any right to a jury trial with respect to any action commenced to enforce the terms of this Agreement.
If Executive violates any of the restrictions set out above, or in the CNIAA, then the effective period for such restriction shall be automatically extended by one day for each day during which the violation, or the harm from such violation, continues uncured.
8.Cooperation with Respect to Litigation. During Executive’s service with the Company and at all times thereafter, Executive agrees to give prompt written notice to the Company of any formally asserted written claim relating to the Company, its parent, subsidiaries or their respective

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affiliates and to cooperate, in good faith, with the Company, its parent, subsidiaries and their respective affiliates in connection with any and all pending, potential or future claims, investigations or actions which directly or indirectly relate to any action, event or activity about which Executive has or is reasonably believed by the Company to have direct material knowledge in connection with or as a result of Executive’s service to the Company, its parent, subsidiaries or their respective affiliates hereunder, provided that Executive is not waiving any legal rights Executive may have. Such cooperation will include all assistance that the Company, its counsel or its representatives may reasonably request, including reviewing documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness.
9.Data Protection. The Company will handle personal data of Executive in accordance with the Company’s privacy policy (as may be amended and/or restated from time to time).
10.Compliance. Executive further agrees to comply with all laws, rules and regulations of the Company and any regulatory authority or agency.
11.Tax Returns. Executive shall be responsible for filing annual income tax returns with the relevant tax authorities. The Company may make such deductions, withholdings and other payments from all sums payable to Executive under this Agreement that are required by law.
12.No Assignment. This Agreement and all of Executive’s rights and obligations hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to the extent any entity assumes the Company’s obligations hereunder in connection with any sale or transfer or all or a substantial portion of the Company’s assets to such entity.
13.Indemnification. The Company shall indemnify Executive to the full extent provided in the Company’s certificate of incorporation and bylaws and the laws of the State of Delaware in connection with Executive’s activities as an officer or director of the Company. Executive will be covered as an insured on the director and officer liability insurance policy maintained by the Company or as may be maintained by the Company from time to time.
14.Entire Agreement. This Agreement, the CNIAA, the Letter of Assignment and the Equity Award Agreements express the entire understanding of the parties with respect to the terms of Executive’s provision of services to the Company, and supersedes any prior oral or written agreement, understanding or the like, including the Prior Agreement. No modification or amendment of this Agreement, and no waiver of any provision hereof may be made unless such modification, amendment, or waiver is set forth in writing by the parties hereto.
15.Governing Law. This Agreement shall be construed and interpreted in accordance with, and governed by the laws of the State of Delaware, without reference to the principles of conflict of laws. Notwithstanding the foregoing, with respect to any period of time in which Executive is assigned to, and provides services for, the Korean office of Coupang Corp. or any other affiliate in the Republic of Korea (“Assignment”) (including pursuant to the Letter of Assignment), any controversy or claim arising out of or relating to such Assignment shall be governed solely by the laws of the Republic of Korea (with each party consenting to the exclusive jurisdiction and venue of the Seoul Central District Court, in any action, suit, or proceeding arising out of or relating to such Assignment that are not subject to arbitration).
16.Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Sections 5, 6 or 7, to

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the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 7) that is not resolved by Executive and the Company (or its affiliates, where applicable) shall be submitted to binding arbitration by the American Arbitration Association in Wilmington, Delaware in accordance with Delaware law and the Employment Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”), and a neutral arbitrator will selected in a manner consistent with such Rules. Such arbitration shall be confidential and private and conducted in accordance with the Rules. Any such arbitration proceeding shall take place in Wilmington, Delaware before a single arbitrator (rather than a panel of arbitrators). Each party shall bear its respective costs (including attorney’s fees), and there shall be no award of attorney’s fees. Judgment upon the final award(s) rendered by such arbitrator, after giving effect to the AAA internal appeals process, may be entered in any court having jurisdiction thereof. The determination of the arbitrator shall be final and binding on the Company (or its affiliates, where applicable) and Executive.
17.Employee Protection and Defend Trade Secrets Act of 2016.
Nothing in this Agreement or otherwise limits Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the U.S. Securities and Exchange Commission (the “SEC”) or any other governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company. Neither the Company nor any of its affiliates may retaliate against Executive for any of these activities, and nothing in this Agreement or otherwise requires Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other Government Agency.
Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), the Company and Executive acknowledge and agree that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Executive files a lawsuit for retaliation by the Company or any of its affiliates for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or otherwise is intended to conflict with 18 U.S.C. § l 833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
18.Miscellaneous. If any provision in this Agreement or compliance by Executive or the Company with any provision of this offer constitutes a violation of any law, or is or becomes unenforceable or void, it will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which provisions and terms will remain in effect.
19.Section 409A. The payments and benefits under this Agreement are intended to be exempt from (and if not exempt from, compliant with) the application of Section 409A of the Internal Revenue

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Code of 1986, as amended (“Section 409A”), and this Agreement will be construed accordingly. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. Executive’s right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation” subject to Section 409A then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of separation from service, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of taxation thereunder. With respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payment will be made in the second of the two calendar years to the extent such amounts are “deferred compensation” under Section 409A and necessary to avoid taxation under Section 409A. Any taxable reimbursements due under the terms of this Agreement or any other agreement with the Company shall be paid no later than December 31 of the year after the year in which the expense is incurred, and all taxable reimbursements and in-kind benefits shall be provided in accordance with Section 1.409A-3(i)(1)(iv) of the regulations under Section 409A. The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement or any payments or benefits hereunder are determined not to be compliant with Section 409A.
20.Section 280G. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit Executive would receive pursuant to this Agreement or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the manner that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.
21.Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

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22.Section Headings. Section headings used in this Agreement are included for convenience of reference only and will not affect the meaning of any provision of this Agreement.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Date: February 19, 2021

EXECUTIVE		COUPANG, INC.

Harold Rogers		[Name] Hanseung Kang
[Title] Representative Director of Business Management

Signature:	/s/ Harold Rogers	Signature:	/s/ Hanseung Kang
[SIGNATURE PAGE TO EXECUTIVE APPOINTMENT AGREEMENT]

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Exhibit A
Amended and Restated Letter of Assignment
February 19, 2021
Dear Harold Rogers:
This amended and restated letter of assignment (this “Letter of Assignment”) confirms the terms and conditions of your continued international assignment (the “Assignment”) from Coupang, Inc. (as successor to Coupang, LLC) (the “Company “) to the Korean office of Coupang Corp. (“Affiliate”). This Letter of Assignment shall be effective upon the closing of the Company’s first SEC-registered, underwritten offering of common stock (the “Effective Date”).
Except as otherwise expressly provided herein, this Letter of Assignment supersedes and replaces the Letter of Assignment by and among you, Coupang, LLC (as predecessor to the Company) and Affiliate, dated October 4, 2019, as amended by that Contract Amendment Agreement, dated January 9, 2020 (the “Prior Letter of Assignment”), which governed the terms of your international assignment during the period from your original assignment date of January 6, 2020 (the “Original Assignment Date”) through the Effective Date.
PLACE AND ANTICIPATED DURATION OF ASSIGNMENT
The Assignment under this Letter of Assignment will commence on the Effective Date and is expected to continue for a fixed period of two (2) years (the “Initial Continued Assignment Period”), unless terminated earlier by you or the Company. While the Company may cancel this Assignment in its sole discretion at any time without prior notice, this Assignment will automatically be renewed for successive one-year periods (such term, including the Initial Continued Assignment Period, as it may be extended, the “Assignment Period”) unless written notice of either party’s desire to terminate the Assignment has been given to the other party at least sixty (60) days prior to the expiration of the Initial Continued Assignment Period (or any renewal thereof contemplated by this sentence).
You will initially provide services to Affiliate in its main office located in Seoul, Korea. However, Affiliate may ask that you provide services to it from other locations from time to time according to its business needs, and it may require you to temporarily provide services at any location and to travel to domestic and foreign locations in connection with Affiliate’s business.
You acknowledge and agree that you are not an employee of Affiliate under the Labor Standards Act and other applicable laws and regulations of Korea and, as such, shall not be entitled to any benefits given to employees under such laws and regulations (except with respect to those benefits which you had previously been regularly receiving from the Company prior to the Original Assignment Date), unless such is specifically provided for under the terms and conditions of this Letter of Assignment.
DUTIES; COMPLIANCE WITH APPLICABLE LAWS AND POLICIES
During the Assignment, you will be in the position of Chief Administrative Officer at Affiliate, and you will report to the Chief Executive Officer of the Company. During the Assignment, you will have such authority, responsibility and duties as are set forth in the Executive Appointment Agreement (as defined below) and as may be communicated to you by Affiliate. During your Assignment, you agree to comply with all applicable laws and policies of the Company and Affiliate, including, but not limited to, your ongoing obligations pursuant to your Agreement and Confidentiality, Non-Competition and Invention

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Assignment Agreement with the Company, as well as Affiliate’s workforce regulations, where applicable, as they pertain to the Assignment and your service generally.
You will receive paid annual leave, public holidays, and one paid day off per week (currently Sunday; Saturday is an unpaid day off) in accordance with the minimum requirements of Korean law and any applicable policies of Affiliate. Holidays and other days off may be substituted with other days off if deemed necessary by Affiliate.
WORK AUTHORIZATION
The Assignment is expressly conditioned upon your obtaining the necessary work authorization and satisfying all legal requirements for entry, residence, and work in Korea, including the health requirements established by the Company and by the health organizations of the government of Korea as consistent with applicable law. Affiliate will pay the costs of processing any required visas and any other similar expenses associated with these processes for you to move and work in Korea as may be required.
COMPENSATION ISSUES
Your compensation terms will remain as reflected in your Amended and Restated Executive Appointment Agreement with the Company dated February 19, 2021 (the “Executive Appointment Agreement”). While on Assignment you will be paid directly by Affiliate on a monthly basis.
ASSIGNMENT-RELATED ALLOWANCES AND REIMBURSEMENTS
HOUSING
Affiliate will provide housing support of up to KRW 90,000,000 per annum.
HOME LEAVE
While on Assignment, you are eligible for Home Leave. You will be eligible for one round-trip economy class ticket for you, your spouse, and each of your dependent children who relocate to Korea between your home country and Korea for each twelve-month period following the Original Assignment Date.
SCHOOL COSTS
Affiliate shall pay tuition and related costs incurred in Korea of up to 42,000,000 KRW per annum for each of your children enrolled in school in Korea. In the event that this Letter of Assignment is terminated, you agree to repay Affiliate the pro rata share of such school costs for any applicable remaining period following your last date of service.
OTHER REQUIRED PAYMENTS
In some countries, applicable law requires employers to provide separation, severance, or termination payments. Some countries also require employers to provide remuneration, compensation, or benefits payments in addition to the compensation and benefits provided by the Company.
Any remuneration, compensation, severance, separation, or termination payments other than those provided by the express terms of this Letter of Assignment and your Executive Appointment Agreement, that are required to be paid to you under Korean law, shall be offset against and shall reduce any remuneration, compensation, separation, severance, or termination of service payments you may be eligible to receive under this Letter of Assignment, your Executive Appointment Agreement, and the Company’s policies and procedures, if any. Moreover, any remuneration, compensation, severance, separation, or termination payments under this Letter of Assignment, your Executive Appointment

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Agreement, and the Company’s policies, if any, shall be considered payments towards and in satisfaction of any remuneration, compensation, severance, and separation or termination payments required to be paid to you under the laws of Korea.
TAX OBLIGATIONS
You should be aware that the Assignment may have the effect of changing your personal tax obligations. As a result of the Assignment, you may be subject to taxes in the U.S. and Korea.
The Company regards timely compliance with both home and host country income tax requirements as a personal obligation of an expatriate. As an expatriate, you are expected to handle your tax matters in such a manner so as not to jeopardize your personal status or that of the Company with home or host country tax authorities. You shall be considered personally liable for fines, penalties, and /or interest charges resulting from your failure to comply with applicable tax regulations, your committing of fraud relative to your tax obligations, and your failure to adhere to tax filing deadlines and /or related data requests from the Company, or a home or host country tax authority. In addition, such failure to comply with these processes can result in disciplinary action, up to and including termination.
You shall be responsible for filing annual income tax returns with the relevant tax authorities. The Company or Affiliate may make such deductions, withholdings and other payments from all sums payable to you under this Letter of Assignment that are required by law.
LOCALIZATION
In the event that at a later date it is mutually agreed between the Company and you that you are to be localized to Korea, you would be transferred to Affiliate. The terms and conditions of your localization will be provided to you at that time.
ABSENCE OF CONFLICT
You represent and warrant that your provision of services to the Company or Affiliate as described herein shall not conflict with and will not be constrained by any prior employment or consulting agreement or relationship.
GOVERNING LAWS
Notwithstanding anything to the contrary in your Executive Appointment Agreement, this Letter of Assignment and the Assignment itself shall only be governed by and construed under the laws of the Republic of Korea. Each party consents to the jurisdiction and venue of the Seoul Central District Court, in any action, suit, or proceeding arising out of or relating to this Agreement that is not subject to arbitration.
ARBITRATION
To the fullest extent permitted by law, the dispute resolution provisions set forth in Section 16 of your Executive Appointment Agreement are hereby incorporated by reference into this Letter of Assignment, and shall apply to any and all disputes between you and Affiliate.
EXECUTION OF LETTER
By signing this letter in the space provided below, you acknowledge that you have read and understand this Letter of Assignment, and you further acknowledge your acceptance of the terms set forth herein. If these terms are acceptable to you, please sign in the space provided below.

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ENTIRE AGREEMENT
This Letter of Assignment represents the entire agreement between you and the Company regarding your Assignment, and except as otherwise expressly provided herein, supersedes and replaces the Original Letter of Assignment. There are no other written or oral statements that cover this issue. The terms and conditions enumerated in this Letter of Assignment may be modified only by a written document executed by you and the Company and Affiliate.
COUNTERPARTS
This Letter of Assignment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.
SECTION HEADINGS
Section headings used in this Letter of Assignment are included for convenience of reference only and will not affect the meaning of any provision of this Letter of Assignment.

Very truly yours,

/s/ Hanseung Kang
Coupang, Inc.

[Name] Hanseung Kang
[Title] Representative Director of Business Management

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I have read, understand, and agree to the terms and conditions outlined above:

HAROLD ROGERS	Date: February 19, 2021

	Signature:	/s/ Harold Rogers

COUPANG, CORP.	Date:February 19, 2021
By: Hanseung Kang
Title: Representative Director of Business Management

	Signature:	/s/ Hanseung Kang

COUPANG, INC.	Date: February 19, 2021
By: Hanseung Kang
Title: Representative Director of Business Management

	Signature:	/s/ Hanseung Kang

[SIGNATURE PAGE TO LETTER OF ASSIGNMENT]

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CONFIDENTIALITY, NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT

In consideration of, and as a condition of, my appointment by Coupang, Inc, a Delaware corporation (as successor to Coupang, LLC) or any affiliate1 thereof (the “Company”), I, Harold Rogers, hereby agree to the restrictions and obligations placed by the Company on my use and development of certain information, technology, ideas, inventions and other materials, as set forth in this Confidentiality, Non-Competition and Invention Assignment Agreement (the “Agreement”).

1.Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and/or marketing in connection with its current and projected business and that it is critical for the Company to preserve and protect its Proprietary Information defined under Article 2, its rights in certain Inventions, Ideas, and Works and in related Intellectual Property Rights defined under Article 5. Accordingly, I am entering into this Agreement, whether or not I am expected to create inventions or other works of value for the Company.

2.Proprietary Information.

(a)Definition. I understand that the term “Proprietary Information” in this Agreement means any and all information and materials, in whatever form, tangible or intangible, whether disclosed to or learned or developed by me before or after the execution of this Agreement, whether or not marked or identified as confidential or proprietary, pertaining in any manner to the business of or used by the Company, or pertaining in any manner to any person or entity to whom the Company owes a duty of confidentiality. Proprietary Information includes, but is not limited to, the following types of information and materials: (i) research, development, technical or engineering information, know-how, data processing or computer software, programs, tools, data, designs, diagrams, drawings, schematics, sketches or other visual representations, plans, projects, manuals, documents, files, photographs, results, specifications, trade secrets, inventions, discoveries, compositions, ideas, concepts, structures, improvements, products, prototypes, instruments, machinery, equipment, processes, formulas, algorithms, methods, techniques, works in process, systems, technologies, disclosures, applications, works, and other materials; (ii) financial information and materials, including, without limitation, information and materials relating to costs, vendors, suppliers, licensors, profits, markets, sales, distributors, joint venture partners, customers, subscribers, members and bids, whether existing or potential; (iii) business and marketing information and materials, including, without limitation, information and materials relating to future development and new product concepts; (iv) personnel files and information about compensation, benefits and other terms of employment of the Company’s other employees and independent contractors; (v) any other information or materials relating to the past, present, planned or foreseeable business, products, developments, technology or activities of the Company; and (vi) any other internal information of the Company relating to aspects that, if disclosed to competitors or any other third parties, may provide benefits to such competitors or third parties and affect the Company's sales either directly or indirectly.

(b)Exclusions. Proprietary Information does not include any information or materials that I can prove by written evidence (i) is or becomes publicly known through lawful means and without breach of this Agreement by me; (ii) was rightfully in my possession or part of my general knowledge prior to my appointment by the Company;

1 Affiliates include Coupang Corp, CPLB Corp., Coupang Pay, Ltd., ddnayo Inc., Coupang Fulfillment Services Ltd., and Coupang Logistics Service Ltd.

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or (iii) is disclosed to me without confidential or proprietary restrictions by a third party who rightfully possesses the information or materials without confidential or proprietary restrictions. However, to the extent the Company owes a duty of confidentiality to a third party with respect to such information, idea or material, such information, idea or material shall continue to be Proprietary Information until such time as the Company’s duty of confidentiality terminates or expires. If I am uncertain as to whether particular information or materials are Proprietary Information, I will request the Company’s written opinion as to their status.

(c)    Prior Knowledge. Except as disclosed on Schedule A to this Agreement, to my knowledge, I have no information or materials pertaining in any manner to the business of or used by the Company, other than information I have learned from the Company in the course of being hired and employed.

3.    Restrictions on Proprietary Information.

(a)    Restrictions on Use and Disclosure. I agree that, during my appointment and at all times thereafter, I will hold the Proprietary Information in strict confidence and I will not use, reproduce, disclose or deliver, directly or indirectly, any Proprietary Information except to the extent necessary to perform my duties as an executive of the Company or as permitted by a duly authorized representative of the Company. I will use my best efforts to prevent the unauthorized use, reproduction, disclosure or delivery of Proprietary Information by others.

(b)    Location. I agree to maintain at my work station and/or any other place under my control only such Proprietary Information as I have a current “need to know.” I agree to return to the appropriate person or location or otherwise properly dispose of Proprietary Information once that need to know no longer exists.

(c)    Third Party Information. I recognize that the Company has received and will receive Proprietary Information from third parties to whom or which the Company owes a duty of confidentiality. In addition to the restrictions set forth in this Section 3, I will not use, reproduce, disclose or deliver such Proprietary Information except as permitted by the Company’s agreement with such third party.

(d)    Interference with Business. I acknowledge that, because of my responsibilities at the Company, I will help to develop, and will be exposed to, the Company’s business strategies, information on customers and clients, and other valuable Proprietary Information, and that use or disclosure of such Proprietary Information in breach of this Agreement may be extremely difficult to detect or prove. I also acknowledge that the Company’s relationships with its employees, customers, clients, vendors, and other persons are valuable business assets. Therefore, I agree as follows:

(i.)I shall not, during my appointment and for a period of one (1) year following termination of my appointment with the Company for any reason, directly or indirectly solicit, induce, recruit, or encourage any officer, director, employee, independent contractor or consultant of the Company who was employed by or affiliated with the Company at the time of my termination of appointment with the Company to terminate his or her employment or relationship with the Company.

(ii)    I shall not, following the termination of my appointment with the Company for any reason, use the Company’s trade secrets or any other means that would amount to unfair competition to solicit any of the Company’s customers, clients, vendors, business partners, or suppliers, or otherwise interfere with any business relationship or contract between the Company and any of its customers, clients, vendors, business partners, or suppliers.

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I understand and agree that nothing in this Section 3 limits or modifies in any way my duties under any other Section of this Agreement or any applicable law regarding the Company’s Proprietary Information.

4.Privacy; Protection of Personal Information.

(a.)Privacy. I acknowledge that the Company may access all information and materials generated, received or maintained by or for me on the premises or equipment of the Company (including, without limitation, computer systems and electronic or voice mail systems), and I hereby waive any privacy rights I may have with respect to such information and materials.

(b.)Protection of Personal Information. During my appointment with the Company and thereafter, I shall hold Personal Information in the strictest confidence and shall not disclose or use Personal Information about other individuals, except in connection with my work for the Company, or unless expressly authorized in writing by an authorized representative of the Company. I understand that there are laws in the United States, Republic of Korea and other countries that protect Personal Information, and that I must not use Personal Information about other individuals other than for the purposes for which it was originally used or make any disclosures of other individuals’ Personal Information to any third party or from one country to another without prior approval of an authorized representative of the Company. I understand that nothing in this Agreement prevents me from discussing my wages or other terms and conditions of my appointment with coworkers or others, unless such discussion would be for the purpose of engaging in unfair competition or other unlawful conduct.

(c.)Definition of Personal Information. “Personal Information” means any information that can, by itself or in combination with other information that is readily available, identify an individual person, such as customers, employees, independent contractors or third party individuals. Personal Information shall include, without limitation, names, addresses, telephone or facsimile numbers, Social Security Numbers, background information, credit card or banking information, health information, or other information entrusted to the Company.

(d.)Use of Name & Likeness. I hereby authorize the Company to use, reuse, and to grant others the right to use and reuse, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed, both during and after my appointment, for any purposes related to the Company’s business, such as marketing, advertising, credits, and presentations.

5.Inventions.

(a.)Definitions.

(i.) I understand that the term “Inventions, Ideas, and Works” in this Agreement means any and all ideas, concepts, inventions, discoveries, developments, modifications, improvements, know-how, trade secrets, data, designs, diagrams, plans, specifications, methods, processes, techniques, formulas, algorithms, tools, works of authorship, derivative works, software, content, textual or artistic works, mask works, video, graphics, sound recordings, structures, products, prototypes, systems, applications, creations and technologies in any stage of development, whether or not patentable or reduced to practice and whether or not copyrightable, that relate to the business of the Company, or the actual or demonstrably anticipated research or development of the Company.

(ii.) I understand that the term “Intellectual Property Rights” in this Agreement means any and all (A) patents, utility models, industrial rights and similar intellectual property rights registered or applied for

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in the Republic of Korea and all other countries throughout the world (including all reissues, divisions, continuations, continuations-in-part, renewals, extensions and reexaminations thereof); (B) rights in trademarks, service marks, trade dress, logos, domain names, rights of publicity, trade names and corporate names (whether or not registered) in the Republic of Korea and all other countries throughout the world, including all registrations and applications for registration of the foregoing and all goodwill related thereto; (C) copyrights (whether or not registered) and rights in works of authorship, databases and mask works, and registrations and applications for registration thereof in the Republic of Korea and all other countries throughout the world, including all renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression; (D) rights in trade secrets and other confidential information and know-how in the Republic of Korea and all other countries throughout the world; (E) other intellectual property or proprietary rights in the Republic of Korea and all other countries throughout the world, including all neighboring rights and sui generis rights; (F) rights to apply for, file, register establish, maintain, extend or renew any of the foregoing; (G) rights to enforce and protect any of the foregoing, including the right to bring legal actions for past, present and future infringement, misappropriation or other violations of any of the foregoing; and (H) rights to transfer and grant licenses and other rights with respect to any of the foregoing, in the Company’s sole discretion and without a duty of accounting.

(b.)Assignment. I hereby assign, and agree to assign automatically upon creation, to the Company my entire right, title and interest (including, without limitation, all Intellectual Property Rights) in and to (a) all Inventions, Ideas, and Works and Intellectual Property Rights that are made, conceived, discovered or developed by me (either alone or jointly with others), or result from or are suggested by any work performed by me (either alone or jointly with others) for or on behalf of the Company, (i) during the period of my appointment with the Company, whether before or after the execution of this Agreement and whether or not made, conceived, discovered or developed during regular business hours or (ii) during or after the period of my appointment with the Company, whether before or after the execution of this Agreement, if based on or using Proprietary Information or otherwise in connection with my activities as an executive of the Company (collectively, the “Work for Hire Invention”), and
(b)all benefits, privileges, causes of action and remedies relating to the Work for Hire Invention, whether before or hereafter accrued (including, without limitation, the exclusive rights to apply for and maintain all registrations, renewals and/or extensions; to sue for all past, present or future infringements or other violations of any rights in the Invention; and to settle and retain proceeds from any such actions), free and clear of all liens and encumbrances. I agree that all such Work for Hire Invention are the sole property of the Company or any other entity designated by it, and all Intellectual Property Rights shall vest in and inure to the benefit of the Company or such other entity. I agree and acknowledge that all copyrightable Work for Hire Invention shall be considered works made for hire prepared within the scope of my appointment. For clarity, nothing in this Agreement obligates the Company to acquire any Inventions, to file any application for a patent, utility model, or design right on any Inventions, or to commercialize or market any Inventions. The Company shall provide me with fair compensation, as required by the relevant law, for assignment of a Work for Hire Invention to the Company. For clarity, the Company’s acquisition of the Work for Hire Invention shall not be conditional upon such compensation.

(c)License. If, under applicable law notwithstanding the foregoing, I retain any right, title or interest (including any Intellectual Property Right) with respect to any Work for Hire Invention, I hereby grant and agree to grant to the Company, without any limitations or additional remuneration, a worldwide, exclusive, royalty-free, irrevocable, perpetual, transferable and sublicensable (through multiple tiers) license to make, have made, use, import, sell, offer to sell, practice any method or process in connection with, copy, distribute, prepare derivative works of, display, perform and otherwise exploit such Work for Hire Invention and I agree not to make any claim against the Company, suppliers or customers with respect to such Work for Hire Invention. The Company shall

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provide me with fair compensation, as required by the relevant laws, for a Work for Hire Invention licensed to the Company. For clarity, the Company’s acquisition of rights to the Work for Hire Invention shall not be conditional upon such compensation.

(d)Records; Disclosure. I agree to keep and maintain adequate and current written records regarding all Inventions made, conceived, discovered or developed by me (either alone or jointly with others) during my period of appointment or after the termination of my appointment if based on or using Proprietary Information or otherwise in connection with my activities as an executive of the Company. I agree to make available such records and disclose promptly and fully in writing to the Company all such Inventions, regardless of whether I believe the Invention is a Work for Hire Invention subject to this Agreement, and the Company will examine such disclosure in confidence to make such determination. Any such records related to Work for Hire Invention shall be the sole property of the Company.

(e)Assistance and Cooperation. I agree to cooperate with and assist the Company, and perform, during and after my appointment, all acts deemed necessary or desirable by the Company, to apply for, obtain, establish, perfect, maintain, evidence, enforce or otherwise protect any of the full benefits, enjoyment, right, title and interest throughout the world in the Work for Hire Invention. Such acts may include, but are not limited to, execution of assignments of title and other documents and assistance or cooperation in legal proceedings. Should the Company be unable to secure my signature on any such document, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized representatives as my agent and attorney-in-fact, with full power of substitution and delegation, to undertake such acts in my name as if executed and delivered by me (which appointment is coupled with an interest), and I waive and quitclaim to the Company any and all claims of any nature whatsoever that I may have or may later have for infringement of any Intellectual Property Rights in or to the Work for Hire Invention.

(f)Moral Rights. To the extent allowed by the applicable law, the assignment of the Work for Hire Invention includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under the applicable law, I hereby waive and agree not to institute, support, maintain or permit any action or proceeding on the basis of, or otherwise assert, such Moral Rights. I hereby authorize the Company to publish the Work for Hire Invention at the Company’s sole discretion with or without attributing any of the foregoing to me or identifying me in connection therewith and regardless of the effect on such Work for Hire Invention or my relationship thereto. I agree to ratify and consent to any action that may be taken or authorized by the Company with respect to such Work for Hire Invention, and I will confirm any such ratifications and consents from time to time as requested by the Company.

(g)Excluded Inventions. I agree to identify in Schedule A all Inventions, if any, that I wish to exclude from the scope of this Agreement, including all Inventions made, conceived, discovered or developed (either alone or jointly with others) prior to my appointment by the Company (collectively, “Excluded Inventions”). I represent and warrant that such list is complete and accurate, and I understand that by not listing an Invention I am acknowledging that such Invention was not made, conceived, discovered or developed prior to my appointment by the Company.

(h)Executive Inventions and Third Party Inventions. I shall not, without prior written approval by the Company, make any disclosure to the Company of or incorporate into Company property or Work for Hire Invention any Invention owned by me or in which I have an interest (“Executive Invention”) or owned by a third party (“Third Party Invention”). If, in the course of my appointment with the Company, I make any disclosure to the Company of or incorporate into Company property or Work for Hire Invention an Executive Invention, with or

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without Company's approval, I hereby grant and agree to grant to the Company a worldwide, nonexclusive, royalty- free, irrevocable, perpetual, transferable and sublicensable (through multiple tiers) license to make, have made, use, import, sell, offer to sell, practice any method or process in connection with, copy, distribute, prepare derivative works of, display, perform and otherwise exploit such Executive Invention and I agree not to make any claim against the Company, suppliers or customers with respect to any such Executive Invention.

(i)Representations; Warranties and Covenants. I represent, warrant and covenant that: (i) I have the right to grant the rights and assignments granted herein, without the need for any assignments, releases, consents, approvals, immunities or other rights not yet obtained; (ii) any Work for Hire Invention that are copyrightable works are my original works of authorship; and (iii) neither the Work for Hire Invention nor any element thereof are subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments.

(j)Adequate Consideration. I acknowledge (i) that the Work for Hire Invention and the associated Intellectual Property Rights may have substantial economic value, (ii) that, to the extent allowed by applicable law, any and all proceeds resulting from use and exploitation thereof shall belong solely to the Company, and (iii) that the salary I receive from the Company for my appointment with the Company and other compensation that I receive from the Company for any Work for Hire Invention under this Agreement includes fair and adequate consideration for all assignments, licenses and waivers hereunder.

6.Company Opportunities; Duty Not to Compete.

(a.)During the period of my appointment, I will at all times devote my best efforts to the interests of the Company, and I will not, without the prior written consent of the Company, engage in, or encourage or assist others to engage in, any other employment or activity that: (i) would divert from the Company any business opportunity in which the Company can reasonably be expected to have an interest; (ii) would directly compete with, or involve preparation to compete with, the current or future business of the Company; or (iii) would otherwise conflict with the Company’s interests or could cause a disruption of its operations or prospects.

(b.)I covenant and agree with the Company that during the period of my appointment with the Company and for a period of one (1) year following the termination of my appointment with the Company (and its affiliates) for any reason, I will not, without the prior written consent of the Company, directly or indirectly, and whether or not for compensation, (i) enter into the employ of (whether as an employee, consultant, independent contractor or otherwise), or render services to, any person, firm, corporation or other entity, in whatever form, engaged or actively planning to be engaged in any “Competitive Business;” (ii) accept or solicit employment with, or accept or solicit a consulting assignment with, or accept or solicit business from any individual or entity that was a customer or client of the Company prior to my termination date; or (iii) enter into or propose to enter into any business arrangement with any entity with which the Company was involved in substantially the same business arrangement, or with which, the Company had held discussions regarding the possibility of entering into such an arrangement, if such arrangement would be competitive with or otherwise harmful to the interests of the Company. “Competitive Business” means, as of any date, any business competitive with any business then being conducted by the Company (or its affiliates) and operating in some or all of the same countries as such business then being conducted by the Company (or its affiliates).

(c.)I agree that, in the event that the provisions set forth under paragraphs (a) and (b) of this Article are violated, I will compensate for the damages caused to the Company and also agree to the extension of the non- compete period for the period of such violation.

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(a.)I acknowledge that the salary and other compensation, severance payment and other separate special compensation received during the period of my appointment in the Company incorporate all of the considerations relating to the aspects that I covenant through this Agreement, and promise not to claim for compensation including monetary payment, either during or following the termination of my appointment with the Company.

7.Non-Disparagement. I agree that during the period of my appointment and at all times thereafter, I have not and will not in any way disparage the Company, its former/current employees and officers, agents, or any other party with an interest in the Company (“Company Parties”) or make or solicit any comments, statements, or the like to the media or to others that may be considered derogatory or harmful to the good name or business reputation of the Company.

8.Prohibition on Disclosure or Use of Third Party Confidential Information. I will not disclose to the Company or induce the Company to use any confidential, proprietary or trade secret documents, files, materials, or information belonging to others (including without limitation any former employers) at any time, nor will I use any such documents, files, materials, or information in the course of my appointment with the Company. I will not bring confidential documents, files, materials, or information belonging to former employers to the Company facilities, upload them to the Company computers or networks, or otherwise make them available to the Company's personnel. If, in the event that disputes occur in such relation, I will bear the full responsibility so that no damages or loss are made to the Company. I acknowledge that no officer or other employee or representative of the Company has requested or instructed me to disclose or use any such documents, files, materials, or information, and I will immediately inform my supervisor in the event I believe that my work at the Company would make it difficult for me not to disclose to the Company any such documents, files, materials, or information.

9.Reasonableness of Covenants. I recognize that the restrictions set forth in this Agreement may limit my future flexibility. I acknowledge that the foregoing restrictions are reasonable in view of the nature of the business in which the Company is engaged, my position with the Company and my knowledge of the Company’s business. I recognize that my compensation reflects my agreement with the terms and conditions of this Agreement.

My obligations under this Agreement under Sections 3 through 8 shall survive the termination of this Agreement and of my appointment with the Company.

10.No Conflicts; Former Agreements. I represent and warrant that I have no other agreements or relationships with or commitments to any other person or entity that conflict with my obligations to the Company as an employee of the Company or under this Agreement, and that my appointment and my performance of the terms of this Agreement will not require me to violate any obligation to or confidence with another. I agree I will not enter into any oral or written agreement in conflict with this Agreement. Except as disclosed on Schedule A to this Agreement, I represent and warrant that I have not entered into any other agreements or relationships with or commitments to any other person or entity regarding proprietary information or Inventions.

11.Third Party and Government Contracts. I understand that the Company has or may enter into contracts with other persons or entities, including the Republic of Korea government or its agents, under which certain Intellectual Property Rights will be required to be protected, assigned, licensed, or otherwise transferred. I hereby agree to be bound by all such agreements, and to execute such other documents and agreements as are necessary to enable the Company to meet its obligations under any such contracts.

12.Termination; Return of Materials. I agree to promptly return all property of the Company, including, without limitation, (a) all source code, books, manuals, records, models, drawings, reports, notes, contracts, lists,
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blueprints, and other documents or materials and all copies thereof, (b) all equipment furnished to or prepared by me in the course of or incident to my appointment, and (c) all written or tangible materials containing Proprietary Information in my possession upon termination of my appointment for any reason or at any other time at the Company’s request. Following my termination, I will not retain any written or other tangible material containing any Proprietary Information or information pertaining to any Work for Hire Invention. I understand that my obligations contained in this Agreement will survive the termination of my appointment and I will continue to make all disclosures required of me by Section 5 above. In the event of the termination of my appointment, I agree, if requested by the Company, to sign and deliver the Termination Certificate attached as Schedule B hereto. I agree that after the termination of my appointment, I will not enter into any agreement that conflicts with my obligations under this Agreement and will inform any subsequent employers of my obligations under this Agreement. The termination of any appointment or other agreement between the Company and me shall not terminate this Agreement and each and all of the terms and conditions hereof shall survive and remain in full force and effect.

13.Remedies. I recognize that nothing in this Agreement is intended to limit any remedy of the Company under prevailing law governing the protection of trade secrets or other Intellectual Property Rights. In addition, I acknowledge that any breach by me of this Agreement would cause irreparable injury to the Company for which pecuniary compensation would not afford adequate relief and for which it would be extremely difficult to ascertain the amount of compensation which would afford adequate relief to the Company. Therefore, I agree that if I breach any provision of this Agreement, the Company shall be entitled to injunctive or other equitable relief to remedy any breach or prevent any threatened breach of this Agreement, without the necessity of posting bond or other security or proving it has sustained any actual damage. This remedy will be in addition to any other remedies available to the Company at law or in equity.

14.Notification. I hereby authorize the Company, during and after the termination of my appointment with the Company, to notify third parties, including, but not limited to, actual or potential customers or employers, of the terms of this Agreement and my responsibilities hereunder.

15.Miscellaneous Provisions.

(a.)Assignment; Binding Effect. I acknowledge and agree that my performance is personal hereunder, and that I shall have no right to assign, delegate or otherwise transfer and shall not assign, delegate or otherwise transfer any rights or obligations under this Agreement. Any such assignment, delegation or other transfer shall be null and void. This Agreement may be assigned or transferred by the Company. Subject to the foregoing, this Agreement shall inure to the benefit of the Company, successors and assigns, and shall be binding on me and my heirs, executors, administrators, devisees, spouses, agents, legal representatives and successors in interest.

(b.)Governing Law; Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the Republic of Korea, without giving effect to its conflict of law rules. Except for actions for injunctive or other equitable relief, which may be brought in any court of competent jurisdiction, any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in a court in the Republic of Korea, and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding.

(c.)Severability. If any provision of this Agreement, or application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be unenforceable, such provision shall be enforced to the greatest extent permitted by law and the remainder of this Agreement shall remain in full force and effect.

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(d.)Waivers. Delay or failure to exercise any right or remedy under this Agreement shall not constitute a waiver of such right or remedy. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

(e.)Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning of interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular and any gender shall include any other gender.

(f.)Entire Agreement; Amendment. This Agreement, including without limitation the Schedules and Exhibits hereto, constitutes the entire agreement between the Company and me with respect to the subject matter hereof and replaces and supersedes any prior or existing agreement entered into by me and the Company with respect to the subject matter hereof. This Agreement may not be modified or amended, in whole or in part, except by a writing signed by me and a duly authorized representative of the Company other than me. I agree that any subsequent change in my duties or compensation for appointment will not affect the validity or scope of this Agreement.

IF YOU HAVE ANY QUESTIONS CONCERNING THIS AGREEMENT, YOU MAY WISH TO CONSULT AN ATTORNEY. MANAGERS, LEGAL COUNSEL AND OTHERS AT THE COMPANY ARE NOT AUTHORIZED TO GIVE YOU LEGAL ADVICE CONCERNING THIS AGREEMENT.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

Date of signature: 2/19/2021		Harold Rogers

	Signature:	/s/ Harold Rogers

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DocuSign Envelope ID: 65E668EC-C6BD-4E02-887A-84CAEFDBA1DC
SCHEDULE A EXECUTIVE DISCLOSURE

1.PROPRIETARY INFORMATION
The following information is provided in accordance with Section 2(c) of the Confidentiality, Non- Competition and Invention Assignment Agreement (“Agreement”):

Except as set forth below, I acknowledge that at this time I know nothing about the business or Proprietary Information of Coupang, Inc, a Delaware corporation (as successor to Coupang, LLC) or any affiliate2 thereof (the “Company”), other than information I have learned from the Company in the course of being hired or appointed:

(Check here    if continued on additional attached sheets)

2.EXCLUDED INVENTIONS
The following information is provided in accordance with Section 5(g) of the Agreement executed by me:

        I have made no Inventions prior to my appointment with the Company that are owned by me (either alone or jointly with others) and I do not wish to exclude any Inventions from the scope of the Agreement.

        The following is a complete and accurate list of all Inventions I have made, conceived, discovered or developed prior to my appointment with the Company, that are owned by me (either alone or jointly with others), which I wish to exclude from the scope of the Agreement:

(Check here    if continued on additional attached sheets)

3.FORMER AGREEMENTS
The following information is provided in accordance with Section 10 of the Agreement:

        I am not party to any agreement or have any relationship with or commitment to any other person or entity regarding proprietary information or Inventions.

2 Affiliates including Coupang Corp, CPLB Corp., Coupang Pay, Ltd., ddnayo Inc., Coupang Fulfillment Services Ltd., and Coupang Logistics Service Ltd.

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DocuSign Envelope ID: 65E668EC-C6BD-4E02-887A-84CAEFDBA1DC
        The following is a complete and accurate list of all agreements, relationships with or commitments to any other person or entity regarding proprietary information or Inventions. I have attached copies of any such agreements in my possession or, to the extent that I am prohibited from doing so due to confidentiality obligations, I have summarized the relevant terms thereof.

Date of signature: 2/19/2021		Harold Rogers

	Signature:	/s/ Harold Rogers

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